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                                                                Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statements (Nos. 333-25701 and 333-60611) on Form S-8 and registration statement (No. 333-70045) on Form S-3 of Digital Generation Systems, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheet of Digital Generation Systems, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Digital Generation Systems, Inc.


                                               KPMG LLP

Dallas, Texas
March 28, 2000